Exhibit 4.1

PORTAGE BIOTECH, INC. SUBSCRIPTION AGREEMENT

January 23, 2025

Portage Biotech, Inc.

1111B S Governors Ave #25907

Dover, DE 19904

Ladies and Gentlemen:

The undersigned subscriber, [Name of Investor] (the “Subscriber”) desires to purchase [Number of Shares] ordinary shares (the “Common Stock”), of Portage Biotech, Inc., a company formed under the laws of the British Virgin Islands (the “Company”), in consideration for an aggregate price of US$[Total Dollar Amount to be Paid] (the “Subscription Price”), based on a per share price of US$4.10. In connection with this offer to purchase, the Subscriber and the Company agree and acknowledge the following:

Section 1. Access to Information. The Subscriber is a director of the Company and has access to information about the Company for the tenure of Subscriber’s directorship. In addition, the Company has provided to the Subscriber the additional opportunity to ask questions and receive answers from management concerning the business of the Company and the terms of the Common Stock, and has provided to the Subscriber an opportunity to obtain any and all additional information necessary to verify the accuracy of the information which has been furnished. The Subscriber is satisfied with the Company’s responses to any questions or concerns raised by the Subscriber. The Subscriber hereby acknowledges receipt of all information and materials that the Subscriber deems necessary to evaluate an investment in the Company and the purchase of Common Stock and hereby acknowledges that the Subscriber has fully reviewed and fully understands all such information and materials so requested.

Section 2. Subscriber’s Acknowledgments. The Company has disclosed to the Subscriber and the Subscriber understands that:

(a)               AN INVESTMENT IN THE COMPANY INVOLVES CONSIDERABLE RISKS NOT ASSOCIATED WITH OTHER INVESTMENTS, INCLUDING WITHOUT LIMITATION, THAT THE COMPANY WILL NEED TO REORGANIZE ITS OPERATIONS, WILL NEED ADDITIONAL FINANCING TO OPERATE IN THE SHORT AND LONG TERM, THE COMPANY IS DEPENDENT ON MANAGEMENT AND OTHER KEY PERSONNEL, THE COMPANY PRODUCTS ARE EARLY STAGE MEDICAL PRODUCTS, THERE IS SIGNIFICANT COMPETITION FOR THE COMPANY’S PRODUCTS AND SERVICES, THE COMPANY HAS LIMITED MARKETING CAPABILITIES AND RESOURCES, THE COMPANY WILL DEPEND ON INTELLECTUAL PROPERTY TO COMPETE EFFECTIVELY, AND THE COMPANY IS DEPENDENT ON NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL ADVANCES.

(b)               The public market for the Common Stock is volatile and limited, therefore the Subscribe should anticipate holding the Common Stock purchased hereunder for a considerable amount of time and there is no assurance that the Common Stock will be able to be sold in the public market.

(c)               Due to the absence of a substantial public market for the Common Stock: (i) the Subscriber may not be able to liquidate this investment in the event of an unexpected need for cash; (ii) transferability of the Common Stock is limited, and (iii) in the event of a disposition of the Common Stock, the Subscriber could sustain a loss.

(d)               The Common Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act of 1933”), or state securities laws and, therefore, the Common Stock cannot be resold or transferred n the United States public markets unless the shares are subsequently registered under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws or exemptions from such registration are available.

(e)               A legend relating to the restrictions on the transfer of the Common Stock will be placed on the Common Stock to be purchased by the Subscriber.

(f)                The Common Stock has not been registered under the Securities Act of 1933 in reliance upon an exemption under the provisions of the Securities Act of 1933 which depends, in part, upon the investment intention of the purchaser. In this connection, the Subscriber understands that it is the position of the Securities and Exchange Commission (the “SEC”) that the statutory basis for such exemption would not be present if the representation of the purchaser merely meant that its present intention was to hold the Common Stock for a short period, such as the capital gains period of the Internal Revenue Code, for a deferred sale, for a market rise, or for a sale if the market does not rise (assuming that a market develops) for a year, or for any other fixed period. The Subscriber realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with this investment representation, and the SEC might regard such a sale or disposition as a deferred sale to which the exemption is not available.

(g)               No federal or state agency has made any finding or determination as to the fairness of the investment, nor have they made any recommendation or endorsement concerning the Common Stock. The Subscriber understands that the per share price is based on the then market price of the shares but that the market may not be an accurate means of measuring the value of a share and the overall value of the Company.

(h)               This Subscription Agreement is not revocable by the Subscriber and the Subscriber is submitting this Subscription Agreement intending to be legally bound thereby.

(i)                 The Subscriber acknowledges that he or she is not entitled to any preemptive rights with respect to any shares of the capital stock of the Company, any options, warrants or other rights to subscribe for any shares of capital stock of the Company or any security convertible into or exchangeable for any shares of capital stock of the Company, and that his or her investment in the Common Stock could be subject to significant dilution.

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Section 3. Subscriber Representations. The Subscriber represents and warrants as follows:

(a)               The Subscriber has full power and authority to enter into, deliver and perform this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement is the valid and binding obligation of the Subscriber, enforceable against him or her in accordance with its terms. The Subscriber has the capacity to execute and deliver this Subscription Agreement and to perform his or her obligations hereunder. The Subscriber has readily available funds with which to pay the Subscription Price.

(b)               The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any agreement or contract to which the Subscriber is a party or by which it, he or she is bound or any applicable law, ordinance, rule or regulation of any governmental body having jurisdiction over the Subscriber or any order, judgment or decree applicable to the Subscriber.

(c)               The Subscriber is acquiring the Common Stock for his or her own account for investment only and not for or with a view to resale or distribution. The Subscriber has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Common Stock which it, he or she is subscribing to purchase and the Subscriber has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

(d)               The Subscriber can bear the economic risk of losing its, his or her entire investment in the Common Stock. The Subscriber is prepared to bear the economic risk of this investment for an indefinite time.

(e)               The overall commitment of the Subscriber to investments which are not readily marketable is not disproportionate to the Subscriber’s net worth, and an investment in the Common Stock will not cause such overall commitment to become excessive. The Subscriber’s need for diversification in the Subscriber’s investment portfolio will not be impaired by an investment in the Company.

(f)                The Subscriber has adequate means of satisfying the Subscriber’s short term needs for cash and has no present need for liquidity which would require the Subscriber to sell the Common Stock.

(g)               The Subscriber has substantial experience in making investment decisions of this type and the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Company without the assistance of a purchaser representative.

(h)               The principal place of business of the Subscriber is in the location indicated in the address beneath his or her signature at the end of this Subscription Agreement. Unless otherwise indicated, all communications, contacts and discussions relating to the offering of Common Stock occurred in the location in which the Subscriber maintains his or her residence.

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(i)                 The Subscriber is an “accredited investor” within the meaning of Section 501(a) of Regulation D, as adopted pursuant to the Securities Act of 1933.

Section 4. Reliance on Representations. The Subscriber acknowledges and understands that the Company and its directors, officers, employees, agents and representatives are relying upon the information, representations and agreements contained in this Subscription Agreement and upon any other information which has been furnished by the Subscriber in determining that the Subscriber is a suitable investor and that this investment is duly authorized and in deciding to accept the Subscriber’s subscription for the Common Stock.

Section 5. Agreements of the Subscriber. The Subscriber hereby agrees as follows:

(a)               Any Common Stock acquired pursuant to this offer will not be sold or otherwise transferred: (i) without the prior written consent of the Company, which consent shall be conditioned on receipt of an opinion of counsel reasonably satisfactory to the Company to the effect that such proposed transfer is being made pursuant to the registration requirements of the Securities Act or pursuant to an exemption therefrom and complies in all respects with any applicable state securities or “Blue Sky” laws, or (ii) without registration under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws, or (ii) without registration under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws.

(b)               In the event the subscription is not accepted, any money tendered will be refunded in full without interest and without deduction within a reasonable period of time.

(c)               The Subscriber agrees that for a duration not to exceed one year as specified by and to the extent reasonably requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, or otherwise transfer or dispose of (other than to a donee, affiliate, employee, officer or director of Subscriber who agrees to be similarly bound) the Common Stock acquired hereunder held by the Subscriber at the time of the request, except Common Stock (or other securities) included in such registration; provided however, that the restrictions set forth in this Section 5(d) shall be applicable only: (i) to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering, and (ii) if all officers and directors of the Company and all persons with registration rights with respect to the Company’s capital stock enter into similar agreements.

Section 6. Indemnification. The Subscriber agrees to indemnify and hold harmless the Company and each director, officer, employee, agent or representative thereof from and against any and all loss, damage or liability and all related costs and expenses (including, but not limited to, reasonable attorney’s fees and costs of investigation) due to or arising out of a breach of any covenant, representation or warranty made by the Subscriber in this Subscription Agreement. The Company agrees to indemnify and hold harmless the Subscriber from and against any and all loss, damage or liability and all related costs and expenses due to or arising out of a breach of any covenant, representation or warranty made by the Company in this Subscription Agreement.

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Section 7. Miscellaneous.

(a)               All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

(b)               Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof, and all matters arising directly or indirectly herefrom, shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to the choice of law principles thereof.

(c)               This Subscription Agreement and exhibits hereto constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(d)               Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine shall include the feminine and neuter genders, and vice-versa; and the word “person” shall include an individual, corporation, partnership, trust, estate or other entity.

(e)               As a condition to the Subscriber’s obligation under this Subscription Agreement, the Company will enter into the Registration Rights Agreement, attached hereto as Exhibit A, for the registration of the shares of Common Stock purchased hereunder.

Section 8. Subscription. The Subscriber shall pay the Subscription Price by (a) delivery of a check of the Subscriber in the amount of the Subscription Price payable to the Company, or (b) wire transfer of immediately available funds to the account of the Company.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT AND DOES NOT PASS UPON THE MERITS OF THE COMMON STOCK NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING MATERIALS OF THE COMPANY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUBSCRIBER SHOULD CONSULT HIS OR HER OWN LEGAL COUNSEL, ACCOUNTANT AND BUSINESS AND FINANCIAL ADVISERS AS TO ALL LEGAL, TAX AND RELATED MATTERS CONCERNING ANY INVESTMENT IN THE COMPANY.

This Subscription Agreement is dated as of the date first written above.

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[Signature Page Follows]

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PORTAGE BIOTECH, INC.

By:  __________________________

Name: Alexander Pickett

Title: Chief Executive O

Name of Investor

By:  __________________________

Name:

Address and contact information of Subscriber:

Address:

Telephone No.: __________________________

Email:

[Signature Page to Portage Biotech, Inc. Subscription Agreement]

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Exhibit A – Investor Registration Rights Agreement